Exhibit 99.1

China Jo-Jo Drugstores Inc. Reports Financial Results For Second Quarter Fiscal 2013 and Announces Second Quarter Fiscal 2013 Conference Call

China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), (the "Company"), a retail and wholesale distributor of pharmaceutical and other healthcare products in Zhejiang and Shanghai, today reported earnings results for the second quarter of fiscal 2013 ended September 30, 2012. The Company will hold its second quarter fiscal 2013 earnings call on Friday, November 16, 2011 at 8:00 a.m. Eastern Time. Please see below for dial in information.

Second Quarter Highlights:

●	Revenue increased 20.0% from a year ago to $26.7 million
●	Second quarter retail drugstore sales revenue improved 12.9% from first quarter fiscal year 2013
●	Wholesale business accounted for 60.6% of total revenue
●	Gross profit was $3.4 million and gross margin was 12.8%

Dr. Lei Liu, Chairman and CEO, stated, "Given China’s slower economic and increased regulatory environment towards retail pharmacies, we are pleased that we continue to make progress to better vertically integrate our operations. Our wholesale business has continued to grow and will give us the foothold we need to establish our long-term position."

Since August 2011, stricter government policies towards the marketing practices of retail drugstores, industry competition and further government drug price control have impacted sales at our retail drugstores. However, as more of our drugstores are approved to accept government medical insurance, the Company's retail drugstores sales revenue improved to $9,637,418 during the three months ended September 30, 2012 over revenue of $8,393,098 during the three months ended June 30, 2012.

Dr. Liu further commented, "Looking forward, we anticipate that our revenues will be primarily from our wholesale operations with additional contributions from our retail drugstores. We also hope to see continued production from our Chinese herb farming and growth in our online drugstore business."

Second Quarter Fiscal 2013 Results

	Three months ended September 30,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$26,665,114	100.0%	$22,224,947	100.0%
Gross profit	$3,422,197	12.8%	$6,257,896	28.2%
Selling expenses	$2,102,621	7.9%	$2,711,494	12.2%
General and administrative expenses	$1,310,313	4.9%	$1,320,521	5.9%
Income from operations	$9,263	0.0%	$2,225,881	10.0%
Other income (expense), net	$(90,332)	(0.3)%	$187,166	0.8%
Impairment of goodwill	$1,473,606	5.5%	$-	0.0%
Change in fair value of purchase option derivative liability	$25,905	0.1%	$34,356	0.2%
Income tax expense	$10	0.0%	$817,990	3.7%
Net (loss) income attributable to controlling interest	$(1,528,449)	(5.7)%	$1,633,713	7.4%
Net loss attributable to noncontrolling interest	$331	0.0%	$4,300	0.0%

Revenue.  We had two revenue streams for the three months ended September 30, 2012 and 2011: (i) store and online retail sales of pharmaceutical and other healthcare products, and (ii) wholesale distribution of pharmaceutical and other healthcare products, primarily to third-party pharmaceutical trading companies.  Included in our wholesale revenue are wholesales of pharmaceutical and healthcare products that we purchased from third-party manufacturers or suppliers. Our revenue increased by $4,440,167 or 20.0% period over period, primarily due to the expansion of our wholesale business, offset by a decrease in our retail business:

(1)
We started our wholesale business after acquiring Jiuxin Medicine in August 2011, through which we have been distributing third-party pharmaceutical and healthcare products to pharmaceutical trading companies and other group customers.  Our wholesale business increased rapidly during fiscal 2013 because we introduced very competitive pricing to customers to stimulate sales.  Sales from the wholesale business accounted for $16,167,166 or approximately 60.6% of our total revenue for the three months ended September 30, 2012. In contrast, for the three months ended September 2011, sales from the wholesale business accounted for only $3,941,973 or approximately 17.7% of our total sales.

(2)
Our retail sales decreased by $7,785,026 or 42.6% to $10,497,948 for the three months ended September 30, 2012 from $18,282,974 for the three months ended September 30, 2011.  Although our retail store count increased to 65 as of September 30, 2012, from 58 stores a year ago, our retail store sales decreased primarily as a result of stricter government policies and a competitive retail market. Retail sales accounted for approximately 39.4% of our total revenue for the three months ended September 30, 2012.  Same-store sales decreased by approximately $9,060,348 or 50.0%, while our new stores and online pharmacy contributed a total of approximately $1,118,454.  We expect same-store sales will continue to decline as the frequency of government-mandated price controls and the number of drugs subject to price controls continue to rise.

Quarterly Revenue by Segment. The following table breaks down the revenue for our three business segments for the three months ended September 30, 2012 and 2011:

	Three months ended September 30,
	2012		2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$9,637,418	36.2%	$18,193,045	81.9%	$(8,555,627)	(47.0)%
Revenue from online sales	860,530	3.2%	89,929	0.4%	770,601	856.9%
Sub-total of retail revenue	10,497,948	39.4%	18,282,974	82.3%	(7,785,026)	(42.6)%

Revenue from wholesale business	16,167,166	60.6%	$3,941,973	17.7%	12,225,193	310.1%
Revenue from farming business	-	0.0%	-	0.0%	-	0.0%
Total revenue	$26,665,114	100%	$22,224,947	100%	$4,440,167	20.0%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Revenue from “Jiuzhou Grand Pharmacy” stores decreased by approximately $8.6 million or 47.0% quarter over quarter, mainly due to two reasons.  During the three month ended September 30, 2011, we implemented a variety of promotional activities such as giving out gifts and discounts to our customers.  Since the second quarter of fiscal 2012, the Hangzhou government has been gradually restricting retail drugstores within the city from organizing large-scale marketing promotions on the streets in which further rebates or discounts are given to customers making purchases with government-sponsored medical insurance cards.  Our promotional activities were curtailed accordingly, which, in turn, impacted our retail sales revenue, especially from sales of certain prescription drugs covered by the medical insurance cards.  In addition, the government subjected more drugs to price controls, which caused us to reduce prices for some of the affected drugs and stop carrying others at our pharmacies.

(2)
Our wholesale business increased by $12,225,193 or 301.1% quarter over quarter. It reflects our continuous efforts to expand Jiuxin Medicine’s business, which was acquired in August, 2011. In order to promote its sales, Jiuxin Medicine introduced competitive prices, which resulted in a low profit margin. On the other side, as Jiuxin Medicine was in its start-up period, the sales in August and September of 2011 did not typically represent its regular sale volume. As a result, we do not expect such a significant growth rate in the future.

(3)
Our online pharmacy sales increased by $770,601 or 856.9% quarter over quarter. As we started business cooperation with certain local business-to-consumer online vendors such as Taobao during the second half of 2011, our online pharmacy has become more and more widely exposed to potential customers over time.  As a result, we have seen a steady growth in our online sales.

Gross Profit.  Our gross profit decreased by $2,835,699 or 45.3% quarter over quarter primarily as a result of decreased retail sales.  Our gross margin decreased period over period from 28.2% to 12.8% as a result of decline of our retail sale profit margin as well as a low profit margin of our wholesale business, partially caused by our sales promotion activities.  The average gross margin of our retail and wholesale businesses for the three months ended September 30, 2012 are as follows:

	Three months ended March 31,
	2012	2011
Average gross margin for retail business	26.6%	33.4%
Average gross margin for wholesale business	3.9%	4.1%
Average gross margin for farming business	N/A	N/A

Our retail gross margin decreased to 26.6% in the three months ended September 30, 2012 from 33.4% in the three months ended September 30, 2011.  The Chinese government has included more and more prescription and OTC drugs in the price control list.  Some of our products’ prices were higher than the prices set by the Chinese government.  Hence, we had to adjust these products’ prices.  As a result, the profit margin for these products declined.  In addition, due to the economic slowdown and stricter government policies such as stricter insurance reimbursement policy and the expansion of Essential Drug List (EDL), the retail drugstore market became much more competitive. For example, drugs listed in the EDL were being sold at a price close to its cost at local community hospitals which, in turn, receive government subsidies.  Correspondently, we had to either abandon sale of these drugs or sell them at minimal profit margins.  As a result, our overall retail gross profit margin decreased.

Our wholesale gross margin for the three months ended September 30, 2012 was 3.9% as compared to 4.1% for the three months ended September 30, 2011.  Because we introduced very competitive prices to stimulate sales, our traditional wholesale business, where we purchase from third-party manufacturers or suppliers and resell, has a low profit margin.

Selling and Marketing Expenses. Our sales and marketing expenses decreased by $608,873 or 22.5% period over period mainly due to less promotional activities because of restrictions by the local government, offset by increased rent and depreciation and amortization expense.  Such expenses as a percentage of our revenue decreased to 7.9%, from 12.2% for the same period a year ago as our wholesale business contributed significant sales revenue.

General and Administrative Expenses.  Our general and administrative expenses decreased by $10,208 or 0.8% period over period.  Such expenses as a percentage of our revenue decreased to 4.9% from 5.9% for the same period a year ago.  The decrease in absolute dollars as well as a percentage of revenue related to our stringent expense budget and control.

Income from Operations.  Mainly as a result of lower profit margins, partly offset by decreases in general and administration expenses and decreases in selling and marketing expenses, our income from operations decreased by $2,216,618 or 99.6% period over period.  Our operating margin for the three months ended September 30, 2012 and 2011 was 0.0% and 10.0%, respectively.

Impairment of Goodwill.  During the three months ended September 30, 2012, we recorded a goodwill impairment charge of $1,473,606 that was previously recognized in the acquisitions of Juixin Medicine and Shanghai Zhongxin. The impairment to goodwill was made after the Company estimated the fair values of businesses acquired and determined that the implied fair value of goodwill was lower than the carrying value of goodwill for the two businesses. Accordingly, the Company recorded its best impairment estimates of $1,403,933 for Jiuxin Medicine and $69,673 for Shanghai Zhongxin.

Income Taxes.   For the current period, our income tax expense decreased by $817,980, as a result of a net loss.

Net Income.   As a result of the foregoing, our net income decreased by $3,162,162 period over period.

Comparison of six months ended September 30, 2012 and 2011

The following table summarizes our results of operations for the six months ended September 30, 2012 and 2011:

	Six months ended September 30,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$59,512,445	100.0%	$43,652,806	100.0%
Gross profit	$8,566,974	14.4%	$13,127,219	30.1%
Selling expenses	$3,960,845	6.7%	$4,089,794	9.4%
General and administrative expenses	$4,156,892	7.0%	$2,395,304	5.5%
Income from operations	$449,237	0.8%	$6,642,121	15.2%
Other income, net	$8,367	0.0%	$206,586	0.5%
Impairment of goodwill	$1,473,606	2.5%	$-	0.0%
Change in fair value of purchase option derivative liability	$25,747	0.0%	$96,988	0.2%
Income tax expense	$3,892	0.0%	$2,073,553	4.8%
Net (loss) income attributable to controlling interest	$(993,562)	(1.7)%	$4,876,442	11.2%
Net loss attributable to noncontrolling interest	$585	0.0%	$4,300	0.0%

Revenue.  We had three revenue streams for the six months ended September 30, 2012: (i) store and online retail sales of pharmaceutical and other healthcare products, and (ii) wholesale distribution of pharmaceutical and other healthcare products, and (iii) our self-cultivated TCM herbs, primarily to third-party pharmaceutical trading companies.  In contrast, store retail sales and wholesale provided almost all of our revenue for the six months ended September 30, 2011.

Our revenue increased by $15,859,639 or 36.3% period over period, primarily due to the expansion of our wholesale business and the addition of our farming business, offset by a decrease in our retail business:

(1)
We started our wholesale business after acquiring Jiuxin Medicine in August 2011, through which we have been distributing third-party pharmaceutical and healthcare products to pharmaceutical trading companies and other group customers.  Our wholesale business increased rapidly during fiscal 2012 because we introduced very competitive pricing to customers to stimulate sales.  Sales from the wholesale business accounted for $37,535,949 or approximately 63.1% of our total revenue for the six months ended September 30, 2012. In contrast, sales from the wholesale business accounted for $3,941,973 or approximately 9.0% of our total revenue for the six months ended September 30, 2011.

(2)
In the fourth quarter of fiscal 2012, we also began distributing the TCM herbs such as Peucedanum that we have been cultivating, to third-party pharmaceutical trading companies.  Although we have hired several specialists to oversee our farming business, we are mainly relying on the local village government to manage the cultivation process.  For example, the local government would organize local farmers to plant, fertilize and harvest.  In turn, we paid for the expenses incurred by the local farmers based on our agreements with the local government.  Sales from our farming business accounted for $2,524,092 or approximately 4.2% of our total revenue for the six months ended September 30, 2012.

(3)
Our retail sales decreased by $20,959,786 or 53.8% to $18,034,414 for the six months ended September 30, 2012 from $38,994,200 for the six months ended September 30, 2011.  Although our retail store count increased to 65 as of September 30, 2012, from 58 stores a year ago, our retail store sales decreased primarily as a result of stricter government policies and a competitive retail market. Retail sales accounted for approximately 32.7% of our total revenue for the six months ended September 30, 2012.  Same-store sales decreased by approximately $22,608,343 or 56.7%, while our new stores and online pharmacy contributed a total of approximately $1,672,725.  We expect same-store sales will continue to decline as the frequency of government-mandated price controls and the number of drugs subject to price controls continue to rise.

Six-Month Revenue by Segment. The following table breaks down the revenue for our three business segments for the six months ended September 30, 2012 and 2011:

	Six months ended September 30,
	2012		2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$18,034,415	30.3%	$39,534,200	90.6%	$(21,499,785)	(54.4)%
Revenue from online sales	1,417,990	2.4%	176,633	0.4%	1,241,357	702.8%
Sub-total of retail revenue	19,452,405	32.7%	39,710,833	91.0%	(20,258,428)	(51.0)%

Revenue from wholesale business	37,535,949	63.1%	3,941,973	9.0%	33,593,976	852.2%
Revenue from farming business	2,524,091	4.2%	-	0.0%	2,524,091	N/A
Total revenue	$59,512,445	100.0%	$43,652,806	100.0%	$15,859,639	36.3%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Revenue from “Jiuzhou Grand Pharmacy” stores decreased by approximately $21.0 million or 54.4% period over period for the same reasons that it declined during the quarter. During the six month ended September 30, 2011, we implemented a variety of promotional activities such as giving out gifts and discounts to our customers.  Since the second quarter of fiscal 2012, the Hangzhou government has been gradually restricting retail drugstores within the city from organizing large-scale marketing promotions on the streets in which further rebates or discounts are given to customers making purchases with government-sponsored medical insurance cards.  Our promotional activities were curtailed accordingly, which, in turn, impacted our retail sales revenue, especially from sales of certain prescription drugs covered by the medical insurance cards.  In addition, the government subjected more drugs to price controls, which caused us to reduce prices for some of the affected drugs and stop carrying others at our pharmacies.

(2)
Our wholesale business increased by $33,593,976 or 852.2% period over period. It reflects our continuous efforts to expand Jiuxin Medicine’s business, which was acquired in August, 2011. In order to promote its sales, Jiuxin Medicine introduced competitive prices, which resulted in a low profit margin. On the other side, as Jiuxin Medicine was in its start-up period, the sales in August and September of 2011 did not typically represent its regular sale volume. As a result, we do not expect such a significant growth rate in the future.

(3)
Our online pharmacy sales increased by $1,241,357 or 702.8% period over period. As we started business cooperation with certain local business-to-consumer online vendors such as Taobao during the second half of 2011, our online pharmacy has become more and more widely exposed to potential customers over time.  As a result, we have seen a steady growth in our online sales.

Gross Profit.  Our gross profit decreased by $4,560,245 or 34.7% period over period primarily as a result of decreased retail sales.  Our gross margin decreased period over period from 30.1% to 14.4% as a result of decline in our retail sale profit margin as well as low profit margin for our wholesale business, partially caused by our sales promotion activities.  The average gross margin of our retail and wholesale businesses for the six months ended September 30, 2012 are as follows:

	Six months ended March 31,
	2012	2011
Average gross margin for retail business	26.3%	32.1%
Average gross margin for wholesale business	3.0%	4.1%
Average gross margin for farming business	90.9%	N/A

Our retail gross margin decreased to 26.3% in the six months ended September 30, 2012 from 32.1% in the six months ended September 30, 2011. The Chinese government has included more and more prescription and OTC drugs in the price control list.  Some of our products’ prices were higher than the prices set by the Chinese government.  Hence, we had to adjust these products’ prices.  As a result, the profit margin for these products declined.  In addition, due to the economic slowdown and stricter government policies such as stricter insurance reimbursement policy and the expansion of Essential Drug List (EDL), the retail drugstore market became much more competitive. For example, drugs listed in the EDL were being sold at a price close to its cost at local community hospitals which, in turn, receive government subsidies.  Correspondently, we had to either abandon sale of these drugs or sell them at minimal profit margins.  As a result, our overall retail gross profit margin decreased.

Our wholesale gross margin for the six months ended September 30, 2012 was 3.0% as compared to 4.1% for the six months ended September 30, 2011.  Because we introduced very competitive prices to stimulate sales, our traditional wholesale business, where we purchase from third-party manufacturers or suppliers and resell, has a low profit margin.

Our profit margin for our harvested TCM sold was approximately 90.9% for the six months ended September 30, 2012. We are able to control quality through monitoring which, in turn, enable us to command good pricing.  In addition, as we are also a drug distributor, we are able to internalize distribution costs more efficiently. As a result, we expect the profit margin for our farming business to remain high.

Selling and Marketing Expenses. Our sales and marketing expenses decreased by $128,949 or 3.2% period over period due to less promotional activities because of restrictions by the local government, offset by increased rent and depreciation and amortization expense.  Such expenses as a percentage of our revenue decreased to 6.7%, from 9.4% for the same period a year ago as our wholesale business contributed significant sales revenue.

General and Administrative Expenses.  Our general and administrative expenses increased by $1,761,587 or 73.5% period over period.  Such expenses as a percentage of our revenue increased to 7.0% from 5.5% for the same period a year ago.  The increase in absolute dollars as well as a percentage of revenue related to professional fees incurred as a U.S. publicly traded company, more reserves for accounts receivables and advances to suppliers, increased salaries, and administration costs related to our new businesses such as Jiuxin Medicine.  For example, due to the expansion of our wholesale business, we had significant amount of accounts receivable and advances to customers as of September 30, 2012.  As a result, we incurred approximately $680,000 of additional bad debts expense, which is included in the general and administration expense. As we continue to open drugstores, further develop our infrastructure, and incur expenses related to being a U.S. public company, we anticipate that our general and administrative expenses will increase in absolute dollars.

Impairment of Goodwill. During the six months ended September 30, 2012, we recorded a goodwill impairment charge of $1,473,606 that was previously recognized in the acquisitions of Jiuxin Medicine and Shanghai Zhongxin. The impairment to goodwill was made after we estimated the fair values of businesses acquired and determined that the implied fair value of goodwill was lower than the carrying value of goodwill for the two businesses. Accordingly, we recorded our best impairment estimates of $1,403,933 for Jiuxin Medicine and $69,673 for Shanghai Zhongxin.

Income from Operations.  As a result of lower profit margins, decreases in selling and marketing expenses, and increases in general and administration expenses, our income from operations decreased by $6,192,884 or 93.2% period over period.  Our operating margin for the six months ended September 30, 2012 and 2011 was 0.8% and 15.2%, respectively.

Income Taxes.   Our income tax expense decreased by $2,069,661 period over period, as a result of lower taxable income and an income tax waiver granted to Qianhong Agriculture.

Net Income.   As a result of the foregoing, our net income decreased by $5,870,004 period over period.

Balance Sheet Highlights

As of September 30, 2012, the Company had $3.5 million of cash, $64.1 million in current assets and $36.7 million in total liabilities.

Conference Call Information

The Company will host a conference call to discuss its second quarter fiscal year 2013 results on Friday, November 16, 2012, at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-1427 from North America. International participants can access the call by dialing 1-480-629-9664. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11a.m. Eastern Time by dialing 1-877-870-5176 or 1-858-384-5517 with pin # 4576909. The replay will also be available on the company website.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	March 31,
	2012	2012

A S S E T S

CURRENT ASSETS
Cash	$3,507,961	$3,833,216
Restricted cash	2,731,516	2,818,449
Notes receivable	928,330	-
Trade accounts receivable, net	26,980,178	16,516,671
Inventories	8,770,383	6,875,574
Other receivables	1,209,972	603,294
Advances to suppliers, net	16,287,584	14,347,557
Other current assets	3,635,708	2,853,301
Total current assets	64,051,632	47,848,062

PROPERTY AND EQUIPMENT, net	14,936,637	15,647,120

OTHER ASSETS
Long term deposits	2,454,194	2,872,219
Other noncurrent assets	5,532,164	5,776,667
Intangible assets, net	1,270,471	2,816,945
Total other assets	9,256,829	11,465,831

Total assets	$88,245,098	$74,961,013

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Accounts payable, trade	$23,835,552	$13,906,383
Notes payable	6,541,763	4,208,928
Other payables	1,497,812	782,586
Other payables - related parties	1,162,807	1,458,441
Customer deposit	2,990,743	1,332,141
Taxes payable	227,415	469,606
Accrued liabilities	418,374	417,184
Total current liabilities	36,674,466	22,575,269

Purchase option derivative liability	8,672	34,419
Total liabilities	36,683,138	22,609,688

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2012 and March 30, 2012	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,666,370 and 13,589,621 shares issued and outstanding as of September 30, 2012 and March 31, 2012	13,666	13,589
Additional paid-in capital	16,950,199	16,853,039
Statutory reserves	1,309,109	1,309,109
Retained earnings	30,435,538	31,429,100
Accumulated other comprehensive income	2,855,108	2,747,561
Total stockholders' equity	51,563,620	52,352,398

Noncontrolling interests	(1,660)	(1,073)
Total equity	51,561,960	52,351,325

Total liabilities and stockholders' equity	$88,245,098	$74,961,013

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2012	2011	2012	2011
REVENUES, NET	$26,665,114	$22,224,947	$59,512,445	$43,652,806

COST OF GOODS SOLD	23,242,917	15,967,051	50,945,471	30,525,587

GROSS PROFIT	3,422,197	6,257,896	8,566,974	13,127,219

SELLING EXPENSES	2,102,621	2,711,494	3,960,845	4,089,794
GENERAL AND ADMINISTRATIVE EXPENSES	1,310,313	1,320,521	4,156,892	2,395,304
TOTAL OPERATING EXPENSES	3,412,934	4,032,015	8,117,737	6,485,098

INCOME FROM OPERATIONS	9,263	2,225,881	449,237	6,642,121

OTHER INCOME (EXPENSE), NET	(90,332)	187,166	8,367	206,586
IMPAIRMENT OF GOODWILL	(1,473,606)	-	(1,473,606)	-
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	25,905	34,356	25,747	96,988

(LOSS) INCOME BEFORE INCOME TAXES	(1,528,770)	2,447,403	(990,255)	6,945,695

PROVISION FOR INCOME TAXES	10	817,990	3,892	2,073,553

NET (LOSS) INCOME	(1,528,780)	1,629,413	(994,147)	4,872,142

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	331	4,300	585	4,300

NET (LOSS) INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(1,528,449)	1,633,713	(993,562)	4,876,442

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	52,538	508,923	107,547	1,083,488

COMPREHENSIVE INCOME (LOSS)	$(1,475,911)	$2,142,636	$(886,015)	$5,959,930

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,588,569	13,547,157	13,575,550	13,541,136
Diluted	13,588,569	13,547,157	13,575,550	13,541,136

(LOSS) EARNINGS PER SHARE:
Basic	$(0.11)	$0.12	$(0.07)	$0.36
Diluted	$(0.11)	$0.12	$(0.07)	$0.36

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(994,147)	$4,872,142
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,295,175	1,118,932
Stock compensation	97,236	52,133
Bad debt expense	834,772	182,398
Impairment of Goodwill	1,473,606	-
Change in fair value of purchase option derivative liability	(25,747)	(96,988)
Change in operating assets:
Accounts receivable, trade	(11,009,813)	(2,435,921)
Notes receivable	(928,801)	-
Inventories	(1,887,064)	1,282,841
Other receivables	(761,810)	(523,817)
Advances to suppliers	(2,040,116)	2,173,332
Other current assets	(779,191)	5,610,337
Long term deposit	421,871	(18,485)
Other noncurrent assets	251,938	106,115
Change in operating liabilities:
Accounts payable, trade	9,916,586	4,279,623
Other payables and accrued liabilities	715,342	(1,046,197)
Customer deposits	1,657,754	676,373)
Taxes payable	(242,908)	(495,891)
Net cash provided by (used in) operating activities	(2,005,317)	15,736,927

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(234,151)	(2,155,443)
Advance payments on equipment purchase	-	(774,500)
Additions to leasehold improvements	(253,163)	(1,373,605)
Payments on construction-in-progress	-	(6,729,437)
Net payments for business acquisitions	-	(3,282,727)
Net cash used in investing activities	(487,314)	(14,315,712)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	90,544	193,300
Payments on notes payable	-	(3,703,942)
Proceeds from shareholders	-	58,862
Increase in notes payable	2,328,686	-
Decrease in other payables- related parties	(295,954)	-
Net cash (used in) provided by financing activities	2,123,276	(3,451,780)

EFFECT OF EXCHANGE RATE ON CASH	44,100	130,934

DECREASE IN CASH	(325,255)	(1,899,631)

CASH, beginning of Period	3,833,216	6,489,905

CASH, end of Period	$3,507,961	$4,590,274

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$2,428,768
Non-cash investing activities
Transfer from construction-in-progress to leasehold improvement	$2,703,428	$-
Non-cash financing activities
Notes payable transferred to vendors	$-	$3,431,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of September 30, 2012, the Company has 65 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com